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                                                                    EXHIBIT 99.1


F O R    I M M E D I A T E    R E L E A S E
                                                   April 13, 1999
                                                   For more information contact:
                                                   Erin Ibele - (419) 247-2800
                                                   Ed Lange - (419) 247-2800

                 HEALTH CARE REIT, INC. ANNOUNCES FIRST QUARTER
                           INVESTMENTS OF $99 MILLION


Toledo, Ohio, April 13, 1999..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today that investment activity for the first quarter of 1999 totalled
$99,293,000.

The 1999 investment activity contributed to an eight percent increase in total assets which totalled $1,160,045,000 at March 31, 1999, as compared with $1,073,424,000 at December 31, 1998.

First quarter investment activity included real property investments of $84,830,000, mortgage loans of $12,581,000 and equity related investments of $1,882,000. Facility-based investments, inclusive of construction advances, were comprised of $79,469,000 for 57 assisted living facilities, $9,797,000 for seven nursing homes and $8,145,000 for eight retirement centers. The company funded equity related investments in five privately held health care related companies. Aggregate funding was provided to 22 operators in 21 states.

During the first quarter period, 18 construction projects completed the construction phase of the company's investment process. Fourteen facilities were converted to permanent real property investments, with an aggregate investment of $119,887,000. Four facilities were converted to permanent mortgage loans with an aggregate investment balance of $28,909,000.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust, which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At March 31, 1999, the company had investments in 232 health care facilities in 34 states and had total assets of approximately $1.2 billion.

   For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code -- HCN.

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